FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Auditors

To The Board of Directors of CNX Resources Corporation

We have audited the accompanying financial statements of CNX Gathering LLC (formerly CONE Gathering LLC), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, parent net equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNX Gathering LLC at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 7, 2018

CNX GATHERING LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	For the Years Ended December 31,
	2017	2016	2015
Revenue
Gathering revenue — related party	$185,869	$240,605	$205,576
Gathering revenue — third party	49,400	—	—
Total Revenue	235,269	240,605	205,576

Expenses
Operating expense — third party	27,284	31,871	30,479
Operating expense — related party	25,793	29,773	29,988
General and administrative expense — third party	6,539	5,523	6,349
General and administrative expense — related party	11,002	10,600	9,097
Loss on asset sales	3,914	10,083	—
Depreciation expense	23,835	22,294	16,024
Interest expense	4,560	1,799	1,115
Total Expense	102,927	111,943	93,052
Net Income	132,342	128,662	112,524
Less: Net income attributable to noncontrolling interest	109,379	93,960	69,822
Net Income Attributable to CNX Gathering LLC	$22,963	$34,702	$42,702

The accompanying notes are an integral part of these consolidated financial statements.

CNX GATHERING LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2017	2016
ASSETS
Current Assets:
Cash	$8,348	$8,516
Receivables:
Receivables — related party (Note 5)	12,909	19,278
Receivables — third party (Note 5)	8,290	—
Other current assets	2,169	2,181
Total Current Assets	31,716	29,975
Property and Equipment:
Property and equipment (Note 6)	1,021,653	985,028
Less — accumulated depreciation	76,694	54,587
Property and Equipment — Net	944,959	930,441
Other assets (Note 7)	593	8,961
TOTAL ASSETS	$977,268	$969,377

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$23,683	$17,998
Accounts payable — related party (Note 8)	2,376	8,185
Total Current Liabilities	26,059	26,183
Other Liabilities:
CNXM Revolving credit facility (Note 9)	149,500	167,000
Total Liabilities	175,559	193,183
Members’ Equity and Noncontrolling Interest:
Members’ equity	297,993	309,539
Noncontrolling interest	503,716	466,655
Total Members’ Equity and Noncontrolling Interest	801,709	776,194
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$977,268	$969,377

The accompanying notes are an integral part of these consolidated financial statements.

CNX GATHERING LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY AND NONCONTROLLING INTEREST
(Dollars in thousands)

	Members’	Noncontrolling
	Equity	Interest	Total
Balance at December 31, 2014	$205,022	$411,010	$616,032
Net income	42,702	69,822	112,524
Member contributions/(distributions), net	174,319	—	174,319
CNXM quarterly distributions to noncontrolling interest holders	—	(51,052)	(51,052)
Unit-based compensation	—	402	402
Balance at December 31, 2015	$422,043	$430,182	$852,225
Net income	34,702	93,960	128,662
Member contributions/(distributions), net	(147,206)	—	(147,206)
CNXM quarterly distributions to noncontrolling interest holders	—	(58,239)	(58,239)
Unit-based compensation, net of tax withholdings	—	752	752
Balance at December 31, 2016	$309,539	$466,655	$776,194
Net income	22,963	109,379	132,342
Member contributions/(distributions), net	(39,563)	—	(39,563)
CNXM quarterly distributions to noncontrolling interest holders	—	(73,058)	(73,058)
Non-cash contribution of assets from members	5,054	—	5,054
Unit-based compensation, net of tax withholdings	—	740	740
Balance at December 31, 2017	$297,993	$503,716	$801,709

The accompanying notes are an integral part of these consolidated financial statements.

CNX GATHERING LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Years Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net income	$132,342	$128,662	$112,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense and amortization of debt issuance costs	23,998	22,457	16,248
Unit-based compensation	1,176	775	402
Loss on asset sales	3,914	10,083	—
Other	882	741	—
Changes in assets and liabilities:
Receivables — related party	6,369	10,445	(5,334)
Receivables — third party	(8,290)	—	—
Other current and non-current assets	167	(140)	(728)
Accounts payable	2,628	(24,221)	(11,905)
Accounts payable — related party	(5,850)	6,608	(701)
Net Cash Provided by Operating Activities	157,336	155,410	110,506

Cash Flows from Investing Activities:
Capital expenditures	(48,478)	(53,831)	(298,636)
Proceeds from sale of assets	21,531	5,332	—
Net Cash Used in Investing Activities	(26,947)	(48,499)	(298,636)

Cash Flows from Financing Activities:
Members’ equity and noncontrolling interest holder activity	(39,563)	(140,340)	199,688
Quarterly distributions paid to CNXM noncontrolling interest holders	(73,058)	(58,239)	(51,052)
Net (payments) proceeds from CNXM revolving credit facility	(17,500)	93,500	42,200
Vested units withheld for unitholder taxes	(436)	(23)	—
Net Cash (Used In) Provided by Financing Activities	(130,557)	(105,102)	190,836

Net (Decrease) Increase in Cash	(168)	1,809	2,706
Cash at Beginning of Period	8,516	6,707	4,001
Cash at End of Period	$8,348	$8,516	$6,707

Cash Paid During the Period For:
Interest	4,437	1,921	301

Non-cash Investing Activities:
Accrued capital expenditures	9,942	5,880	18,593

The accompanying notes are an integral part of these consolidated financial statements.

CNX GATHERING LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS
Description of Business
CNX Gathering LLC (“CNX Gathering”, “CNXG”, or the “Company”), formerly known as CONE Gathering LLC, a Delaware limited liability company, is a joint venture that was formed in September 2011 by CNX Resources Corporation (NYSE: CNX) (“CNX”), formerly known as CONSOL Energy Inc., and Noble Energy, Inc. (NYSE: NBL) (“Noble Energy”), primarily to own, operate, develop and acquire natural gas gathering and other midstream energy assets to service their production in the Marcellus Shale in Pennsylvania and West Virginia. CNX Gathering owns a 100% membership interest in CNX Midstream GP LLC (the “GP”), formerly known as CONE Midstream GP LLC (the “general partner”), which is the general partner of CNX Midstream Partners LP (NYSE: CNXM) (“CNXM” or the “Partnership”), formerly known as CONE Midstream Partners LP, which is a publicly traded master limited partnership formed in May 2014 by CNX and Noble Energy. The Partnership accounts for substantially all of CNX Gathering’s revenues.
The consolidated financial statements of the Company include the accounts of CNX Gathering and all its subsidiaries, ventures and partnerships in which a controlling interest is held, including the Partnership and its general partner. All intercompany accounts and transactions have been eliminated in consolidation. The results of the Partnership are consolidated in the Company’s financial statements. The Company records the noncontrolling interests of the public limited partners of the Partnership in its financial statements.
CNX Gathering’s assets include natural gas gathering pipelines and compression and dehydration facilities, as well as condensate gathering, collection, separation and stabilization facilities. CNX Gathering’s midstream assets include the “Anchor Systems,” “Growth Systems”, “Additional Systems”, and “Other Systems”, which are generally segregated based their relative current cash flows, growth profiles, capital expenditure requirements and the timing of their development. Below is a summary of the Company’s midstream assets:

•
Our Anchor Systems include our most developed midstream systems that generate the largest portion of our current cash flows, which includes our three primary midstream systems (the McQuay System, the Majorsville System and the Mamont System) and related assets.

•
Our Growth Systems are primarily located in the dry gas regions of our dedicated acreage that are generally in earlier phases of development and require substantial future expansion capital expenditures to materially increase production, which would primarily be funded by CNX Gathering pursuant to its 95% retained ownership interest.

•
Our Additional Systems include several gathering systems primarily located in the wet gas regions of our dedicated acreage that we expect will require lower levels of expansion capital investment relative to our Growth Systems. The substantial majority of capital investment on these systems would primarily be funded by CNX Gathering pursuant to its 95% retained ownership interest.

•	Our Other Systems include other midstream systems that have not been assigned to the Anchor, Growth or Additional Systems.

Initial Public Offering of the Partnership and Subsequent Drop Down of Additional Interests
On September 30, 2014, the Partnership closed its IPO of 20,125,000 common units. Concurrent with the closing of the IPO, CNX Gathering contributed to the Partnership a 75% controlling interest in the Anchor Systems, a 5% controlling interest in the Growth Systems and a 5% controlling interest in the Additional Systems. In exchange for CNX Gathering’s contribution of assets and liabilities to the Partnership, CNX Gathering received common and subordinated units in the Partnership, through its ownership of the Partnership’s general partner, a continuation of a 2% general partner interest in the Partnership, and through its ownership of the Partnership’s general partner, all of the Partnerships’ incentive distribution rights (“IDRs”).

On November 16, 2016, CNX Gathering sold to the Partnership the remaining 25% controlling interest in the Anchor Systems (the “Anchor Systems Acquisition”). Upon completion of this transaction, CNX Gathering distributed a total of $140 million to CNX and Noble Energy.
At December 31, 2017, the CNX Gathering owned a 95% controlling interest in each of the Growth and Additional Systems and a 100% controlling interest in the Other Systems.

Noble Energy Sale of Upstream Assets

On June 28, 2017, Noble Energy closed the previously announced sale of its upstream assets in northern West Virginia and southern Pennsylvania to HG Energy II Appalachia, LLC (“HG Energy”), a portfolio company of Quantum Energy Partners, LP (“Quantum”), effectively making HG Energy the new shipper on the dedicated acreage that was previously owned by Noble Energy (the “Noble Energy Asset Sale”). In connection with the Noble Energy Asset Sale, Noble Energy provided notice to the Partnership of its release of approximately 37,000 undeveloped acres, which were primarily within the Growth and Additional Systems, from amounts dedicated to the Partnership as per the terms of the gathering agreement between the parties. The Partnership is in the process of confirming the dedication status of the acres that were released.

The Company currently gathers the natural gas and condensate volumes produced by HG Energy on its dedicated acreage under the terms of its gathering agreement with Noble Energy, which was assigned to HG Energy upon consummation of the Noble Energy Asset Sale.

CNX Resources Acquisition of Noble Energy Interests

On January 3, 2018, CNX Gas LLC (“CNX Gas”), a wholly owned subsidiary of CNX, and NBL Midstream, LLC (“NBL Midstream”), a wholly owned subsidiary of Noble Energy, consummated the previously announced Purchase Agreement, pursuant to which CNX Gas acquired NBL Midstream’s 50% membership interest in CNX Gathering for a cash purchase price of $305.0 million and the mutual release of all outstanding claims between the parties (the “Transaction”). As a result of the Transaction, CNX, as the sole member of CNX Gas, owns 100% of the membership interest in CNX Gathering and is the sole sponsor of CNX Gathering and the Partnership.
Noble Energy continues to own 21,692,198 common units representing limited partner interests in the Partnership (the “Retained Units”); however, Noble Energy has announced its intention to divest of the Retained Units over the next few years. CNX also continues to own 21,692,198 common units in the Partnership.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Use of Estimates
The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and various disclosures. Actual results could differ from those estimates, which are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable under the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates. Effects on CNX Gathering’s business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known.

Revenue Recognition
Our revenues primarily consist of fees, which the Partnership charges on a per unit basis, for gathering natural gas that was produced by its shippers. We recognize revenue when services have been rendered, the prices are fixed or determinable, and collectability is reasonably assured.
The fees the Partnership charges its Sponsor and the fees the Partnership charged Noble Energy, prior to consummation of the Noble Energy Asset Sale, are recorded in gathering revenue — related party in our consolidated statements of operations. Following consummation of the Noble Energy Asset Sale, fees from midstream services we perform for HG Energy and any other third party shipper are recorded in gathering revenue — third party in our consolidated statements of operations.
Cash
Cash includes cash on hand and on deposit at banking institutions.
Receivables
Receivables are recorded at the invoiced amount and do not bear interest. When applicable, we reserve for specific accounts receivable when it is probable that all or a part of an outstanding balance will not be collected, such as customer bankruptcies. Collectability is determined based on terms of sale, credit status of customers and various other circumstances. We regularly review collectability and establish or adjust the reserve as necessary using the specific identification method. Account balances are charged off against the reserve after all means of collection have been exhausted and the potential for recovery is considered remote.
There were no reserves for uncollectable amounts at December 31, 2017 or 2016.
Fair Value Measurement
The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long‑lived assets). The fair value is the price that we estimate we would receive upon selling an asset or that we would pay to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize input to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.
The carrying values on our balance sheet of our current assets, current liabilities and revolving credit facility approximate fair values due to their short maturities.
Property and Equipment
Property and equipment is recorded at cost upon acquisition and is depreciated on a straight-line basis over the assets’ estimated useful lives or over their lease terms of the assets. Expenditures which extend the useful lives of existing property and equipment are capitalized. When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognized as a gain or loss.

The Company evaluates whether long-lived assets have been impaired and determines if the carrying amount of its assets may not be recoverable. For such long-lived assets, impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as the condition of an asset or management’s intent to utilize the asset generally require management to reassess the cash flows related to long-lived assets. No property and equipment impairments were identified during the periods presented in the accompanying consolidated financial statements.

Environmental Matters
We are subject to various federal, state and local laws and regulations relating to the protection of the environment. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. At this time, we are unable to assess the timing and/or effect of potential liabilities related to greenhouse gas emissions or other environmental issues. As of December 31, 2017 and 2016, we had no material environmental matters that required the recognition of a separate liability or specific disclosure.

Asset Retirement Obligations
Our gathering pipelines and compressor stations have an indeterminate life. If properly maintained, they will operate for an indeterminate period as long as supply and demand for natural gas exists, which we expect for the foreseeable future. We are under no legal or contractual obligation to restore or dismantle our gathering system upon abandonment. Therefore, we have no recorded liabilities for asset retirement obligations at December 31, 2017 or 2016.

Equity Compensation
Equity compensation expense for all unit-based compensation awards issued by the Partnership is based on the grant date fair value estimated in accordance with the provisions of the Stock Compensation Topic of the FASB Accounting Standards Codification. The Partnership recognizes unit-based compensation costs on a straight-line basis over the requisite service period of an award, which is generally the same as the award’s vesting term. See Note 12 – Long Term Incentive Plan, for further discussion.

Income Taxes
The Company is treated as a partnership for federal and state income tax purposes, with each member being separately taxed on its share of taxable income. Accordingly, no provision for federal or state income taxes has been recorded in the Company’s consolidated financial statements for any period presented in the accompanying consolidated financial statements.

Recent Accounting Pronouncements
In May 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-09–Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. ASU 2017-09 provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The updated guidance is effective for interim and annual periods beginning after December 15, 2017, and early adoption is permitted. We do not believe the updated requirements will materially impact our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01–Business Combinations (Topic 805): Clarifying the Definition of a Business, which changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. The updated guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets is not a business. ASU 2017-01 is effective for annual reporting periods beginning after December 31, 2017 and interim periods therein. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments (Topic 230)”. ASU 2016-15 addresses the existing diversity in practice of how several specific cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows. ASU 2016-15 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is intended to improve financial reporting about leasing transactions. The ASU will require organizations (“lessees”) that lease assets with terms of more than 12 months to recognize the assets and liabilities for the rights and obligations created by those leases on the balance sheet. Organizations that own the assets leased by lessees (“lessors”) will remain largely unchanged from current GAAP. In addition, the ASU will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. The effective date of this ASU is for fiscal years beginning after December 31, 2018 and interim periods within that year. We are currently evaluating the impact this standard will have on our financial statements and financial covenants with lenders; however, we do not believe this standard will materially adversely impact the Partnership’s or our existing credit agreements.
In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”, which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The objective of the amendments in this update is to improve financial reporting by creating common revenue recognition guidance under both U.S. GAAP and International Financial Reporting Standards (“IFRS”). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and should disclose sufficient information, both qualitative and quantitative, to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The following updates to Topic 606 were made during 2016:

•
In March 2016, the FASB updated Topic 606 by issuing ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies how an entity determines whether it is a principal or an agent for goods or services promised to a customer as well as the nature of the goods or services promised to their customers.

•
In April 2016, the FASB issued Update 2016-10 - Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which seeks to address implementation issues in the areas of identifying performance obligations and licensing.

•
In May 2016, the FASB issued Update 2016-12 - Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients. The update, which was issued in response to feedback received by the FASB-IASB joint revenue recognition transition resource group, seeks to address implementation issues in the areas of collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition.

The Partnership is a public business entity and as such the Company is required to adopt the provisions of Topic 606 effective January 1, 2018. During 2017, the Company completed its detailed review of the impact of the standard on each of its contracts. The Company adopted the ASUs using the modified retrospective method of adoption on January 1, 2018, which did not result in an adjustment to equity. The Company does not expect the standard to have a significant impact on net income in

2018. Additional disclosures will be required to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers including disaggregation of revenue and remaining performance obligations.

NOTE 3 — DISTRIBUTIONS
CNXM Cash Distributions
The Partnership’s partnership agreement requires that it distribute all of its available cash within 45 days after the end of each quarter to unitholders of record on the applicable record date. The Board of Directors of the Partnership’s general partner (the “Board of Directors”) declared the following cash distributions to the Partnership’s common, subordinated and general partner unitholders for the periods presented:

(in thousands, except per unit information)
Quarters Ended	Total Quarterly Distribution Per Unit	Total Quarterly Cash Distribution	Cash Distribution Paid to Limited Partners	Date of Distribution
2016
March 31	$0.2450	$14,593	$14,296	May 13, 2016
June 30	0.2540	15,209	14,819	August 12, 2016
September 30	0.2630	15,827	15,344	November 14, 2016
December 31	0.2724	18,004	17,306	February 14, 2017
2017
March 31	$0.2821	$18,842	$17,937	May 15, 2017
June 30	0.2922	19,698	18,580	August 14, 2017
September 30	0.3025	20,573	19,236	November 14, 2017

See Note 13 for information regarding the distribution that was approved by the Board of Directors with respect to the quarter ended December 31, 2017.

NOTE 4 — RELATED PARTY
In the ordinary course of business, CNX Gathering engages in transactions with CNX (and certain of its subsidiaries) and Noble Energy which constitute related party transactions, including fees we receive under fixed fee gathering agreements (including electrically-powered compression they reimburse us) and operating expenses we reimburse to CNX. These are presented as separate captions within our consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015.
During the year ended December 31, 2017, CNX Gathering sold property and equipment to CNX with a carrying value of $17.4 million for $14.0 million in cash proceeds. The resulting loss of $3.4 million was recorded as a loss on asset sales in the accompanying consolidated statement of operations, within the Additional Systems segment. In addition, CNX Gathering contributed assets with a carrying value of $5.0 million to the Partnership’s Anchor Systems during 2017.
During the year ended December 31, 2015, CNX Gathering sold $2.2 million of supply inventory to CNX. CNX Gathering purchased supply inventory from a CNX subsidiary, which totaled $3.9 million for the year ended December 31, 2015 and was included in operating expense–related party.
Related party charges within operating expense - related party and general and administrative expense - related party consisted of the following in the periods presented (dollars in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Operational services - CNX	$13,425	$12,848	$14,070
Electrical compression	12,368	$16,925	$15,918
Total Operating Expense — Related Party	$25,793	$29,773	$29,988

CNX	$10,419	$9,950	$8,544
Noble Energy	583	650	553
Total General and Administrative Expense — Related Party	$11,002	$10,600	$9,097
In addition to the aforementioned transactions, throughout the years ended December 31, 2017, 2016 and 2015, CNX and Noble Energy regularly reimbursed CNX Gathering for capital expenditures, initially funded by the Partnership, in proportion to CNX Gathering’s noncontrolling ownership interests in the Anchor, Growth and Additional Systems. The Partnership also distributed to CNX and Noble Energy amounts related to their noncontrolling ownership interest in the earnings of the Anchor, Growth and Additional Systems as well as proceeds from sales of any assets in which CNX and Noble Energy have ownership interests through their membership in CNX Gathering. This activity is recorded in the caption “Member contribution/(distribution), net” in the consolidated statements of members’ equity and noncontrolling interest and “Members’ equity and noncontrolling interest holder activity” in the consolidated statements of cash flows.

CNXM Omnibus Agreement
Concurrent with closing the Partnership’s IPO, the Partnership entered into an omnibus agreement with CNX, Noble Energy, the Company and the General Partner that addresses the following matters:

•
the Partnership’s payment of an annually-determined administrative support fee, which totaled $0.9 million for the year ended December 31, 2017, for the provision of certain services by CNX and its affiliates;

•
the Partnership's payment of an annually-determined administrative support fee, which totaled $0.7 million for the year ended December 31, 2017, for the provision of certain executive services by CNX and its affiliates;

•
the Partnership's payment of an annually-determined administrative support fee, which totaled $0.3 million for the year ended December 31, 2017, for the provision of certain executive services by Noble Energy and its affiliates;

•
the Partnership’s obligation to reimburse its Sponsors for all other direct or allocated costs and expenses incurred by our Sponsors in providing general and administrative services (which reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

•
the Partnership’s right of first offer to acquire (i) CNX Gathering’s retained interests in each of our Anchor Systems, Growth Systems and Additional Systems, (ii) CNX Gathering’s other ancillary midstream assets and (iii) any additional midstream assets that CNX Gathering develops; and

So long as CNX Gathering controls our general partner, the omnibus agreement will remain in full force and effect. If CNX Gathering ceases to control the Partnership’s general partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.
Operational Services Agreement
Concurrent with the closing of the IPO, the Partnership entered into an operational services agreement with CNX. On December 1, 2016, in connection with the consummation of the Exchange Agreement, the operational services agreement was amended and restated.  Consistent with the original operational services agreement, under the amended and restated operating agreement, under which CNX provides certain operational services to us in support of our gathering pipelines and dehydration, treating and compressor stations and facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and CONSOL may mutually agree upon from time to time. CNX prepares and submits for our approval a maintenance, operating and capital budget on an annual basis. CNX submits actual expenditures for reimbursement on a monthly basis, and we reimburse CNX for any direct third-party costs incurred by CNX in providing these services.
The operational services agreement has an initial term ending September 30, 2034 and will continue in full force and effect unless terminated by either party at the end of the initial term or any time thereafter by giving not less than six months’ prior notice to the other party of such termination. CNX may terminate the operational services agreement if (1) we become insolvent, declare bankruptcy or take any action in furtherance of, or indicating our consent to, approval of, or acquiescence in, a similar proceeding or (2) upon not less than 180 days’ notice. We may immediately terminate the agreement (1) if CNX becomes insolvent, declares bankruptcy or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, a similar proceeding, (2) upon a finding of CNX’s willful misconduct or gross negligence that has had a material adverse effect on any of our gathering pipelines and dehydration, treating and compressor stations and facilities or our business or (3) CNX is in material breach of the operational services agreement and fails to cure such default within 45 days.
Under the operational services agreement, CNX will indemnify us from any claims, losses or liabilities incurred by us, including third-party claims, arising from CNX’s performance of the agreement to the extent caused by CNX’s gross negligence or willful misconduct. We will indemnify CNX from any claims, losses or liabilities incurred by CNX, including any third-party claims, arising from CNX’s performance of the agreement, except to the extent such claims, losses or liabilities are caused by CNX’s gross negligence or willful misconduct.
Gathering Agreements
On January 3, 2018, we entered into a new 20-year, fixed-fee gathering agreement with CNX Gas that amended and restated the previous gathering agreement with CNX Gas in its entirety. Although the fees for services in the existing Marcellus Shale that were covered under the dedicated acreage will remain unchanged in the new agreement, the new gas gathering agreement with CNX Gas also dedicates an additional 63,000 of acreage in the Utica Shale in and around the McQuay Area and Wadestown Area.
On December 1, 2016, we entered into a new fixed-fee gathering agreement with Noble Energy that replaced the gathering agreement that had been in place since our IPO. Our gathering agreement with Noble Energy was assigned to HG Energy upon consummation of the Noble Energy Asset Sale effective June 28, 2017. The terms of the agreement remain unchanged following the assignment, except as it relates to HG Energy’s inability to, without the Partnership’s consent, release dedicated acreage in connection with a transfer of such acreage free of the dedication to us, and exercise other initial shipper rights provided under the gathering agreement.
HG Energy is currently not a related party of the Partnership; accordingly, the focus of the following disclosure is on current and historical related party transactions, which do not include transactions with HG Energy. Our fees for gathering services, throughout 2017, were based on the type and scope of the midstream services we provided, summarized as follows:

•	For the services we provided with respect to natural gas from the Marcellus Shale formation that did not require downstream processing, or dry gas, we received a fee of $0.42 per MMBtu.

•	For the services we provided with respect to the natural gas that required downstream processing, or wet gas, we received:

◦	a fee of $0.289 per MMBtu in the Moundsville area (Marshall County, West Virginia);

◦	a fee of $0.289 per MMBtu in the Pittsburgh International Airport area; and

◦	a fee of $0.578 per MMBtu for all other areas in the dedication area.

•	For the services we provided with respect to natural gas from the Utica Shale formation, we received a weighted average rate of $0.26 per MMBtu.

•	Our fees for condensate services were $5.25 per Bbl in the Majorsville area and $2.627 per Bbl in the Moundsville area.
Each of the foregoing fees paid by CNX Gas escalates by 2.5% on January 1 on an annual basis, through and including the final calendar year of the initial term. Commencing on January 1, 2035, and as of January 1 thereafter, each of the applicable fees will be adjusted pursuant to the percentage change in CPI-U, but such fees will never escalate or decrease by more than 3%. Notwithstanding the foregoing, from time to time, CNX Gas and HG Energy may request rate reductions under certain circumstances, which are reviewed by the board of directors of our general partner, with oversight, as our board of directors deems necessary, by our conflicts committee. No rate reduction arrangements were active at December 31, 2017.
We gather, compress, dehydrate and deliver all of CNX Gas’ dedicated natural gas in the Marcellus Shale on a first-priority basis and gather, inject, stabilize and store all of CNX Gas’ dedicated condensate on a first-priority basis, with the exception that until December 1, 2018, CNX Gas will receive first-priority service in our Majorsville system with respect to a certain volume of production (revised bi-annually) and any excess production will receive second-priority service.
CNX Gas provides us with quarterly updates on its drilling and development operations, which include detailed descriptions of the drilling plans, production details and well locations for periods that range from up to 24-48 months, as well as more general development plans that may extend as far as ten years. In addition, we regularly meet with CNX Gas to discuss our current plans to timely construct the necessary facilities to be able to provide midstream services to them on our dedicated acreage. In the event that we do not perform our obligations under a gathering agreement, CNX Gas will be entitled to certain rights and procedural remedies thereunder, including the temporary and/or permanent release from dedication discussed below and indemnification from us.

There are no restrictions under our gathering agreements on the ability of CNX Gas to transfer acreage in the right of first offer (“ROFO”) area, and any such transfer of acreage in the ROFO area will not be subject to our right of first offer.

Upon completion of its 20-year term in 2037, our gathering agreement with CNX Gas will continue in effect from year to year until such time as the agreement is terminated by either us or CNX Gas on or before 180 days prior written notice.

NOTE 5 — RECEIVABLES AND CONCENTRATION OF CREDIT RISK
Receivables consisted of the following at December 31 (dollars in thousands):

	2017	2016
Receivables - related party
CNX	$12,909	$10,992
Noble Energy	—	8,286
Receivables - related party

Receivables - third party	8,290	—
Total Receivables	$21,199	$19,278
Following the Noble Energy Asset Sale, CNX and HG Energy accounted for substantially all of the Partnership’s gathering revenues. CNX and Noble Energy accounted for all of the Partnership’s gathering revenue prior to the consummation of the Noble Energy Asset Sale.

NOTE 6 — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following at December 31 (dollars in thousands):

	2017	2016	Estimated Useful Lives in Years
Land	$83,602	$80,358	N/A
Gathering equipment	699,552	685,851	25 — 40
Compression equipment	184,421	174,063	30 — 40
Processing equipment	30,979	30,979	40
Assets under construction	23,099	13,777	N/A
Total Property and Equipment	$1,021,653	$985,028

Less: Accumulated Depreciation
Gathering equipment	$56,220	$39,346
Compression equipment	15,341	10,934
Processing equipment	5,133	4,307
Total Accumulated Depreciation	$76,694	$54,587

Property and Equipment, Net	$944,959	$930,441

NOTE 7 — OTHER ASSETS
Other assets consisted of the following at December 31 (dollars in thousands):

	2017	2016
Pipe stock	$392	$8,596
Financing fees	122	286
Deposits	79	79
Total Other Assets	$593	$8,961
During the year ended December 31, 2017, the Partnership sold a significant portion of its pipe stock, which was within the Growth Systems, for approximately $0.5 million below is carrying value. The resulting loss was recorded in loss from asset sales in the accompanying consolidated statements of operations.

NOTE 8 — ACCOUNTS PAYABLE - RELATED PARTY
Related party payables consisted of the following at December 31 (dollars in thousands):

	2017	2016
CNX:
Expense reimbursements	$780	$999
Capital expenditures reimbursements	83	1,148
General and administrative services	1,458	1,964
Operational expenditures reimbursements	—	395
Other reimbursement	—	1,060
Due to CNX total	$2,321	$5,566

Noble Energy:
Capital expenditures reimbursements	—	1,105
General and administrative services	55	53
Operational expenditures reimbursements	—	401
Other reimbursement	—	1,060
Due to Noble Energy total	$55	$2,619

Total Accounts Payable — Related Party	$2,376	$8,185

NOTE 9 — CNXM REVOLVING CREDIT FACILITY
The Partnership is party to a credit facility agreement which provides for a $250 million unsecured five year revolving credit facility that matures on September 30, 2019. The revolving credit facility is available for working capital, capital expenditures, certain acquisitions, distributions, unit repurchases and other lawful partnership purposes. Borrowings under the Partnership’s revolving credit facility bear interest at our option at either:

•
the base rate, which is defined as the highest of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the daily LIBOR rate for a one month interest period plus 1.00%; in each case, plus a margin varying from 0.125% to 1.00% depending on our most recent consolidated total leverage ratio (as defined in the agreement governing our revolving credit facility) or our credit rating; or

•
the LIBOR rate plus a margin varying from 1.125% to 2.00%, in each case, depending on our most recent consolidated leverage ratio (as defined in the agreement governing our revolving credit facility) or our credit rating, as the case may be.

Interest on base rate loans is payable quarterly. Interest on LIBOR loans is payable on the last day of each interest period or, in the case of interest periods longer than three months, every three months. The unused portion of the Partnership’s revolving credit facility is subject to a commitment fee ranging from 0.15% to 0.35% per annum depending on its most recent consolidated leverage ratio or credit rating, as the case may be.
The Partnership’s revolving credit facility contains covenants and conditions that, among other things, limit (subject to certain exceptions) its ability to incur or guarantee additional debt, make cash distributions (though there will be an exception for distributions permitted under the partnership agreement, subject to certain customary conditions), incur certain liens or permit them to exist, make certain investments and acquisitions, enter into certain types of transactions with affiliates, merge or consolidate with another company, and transfer, sell or otherwise dispose of assets. In connection with the Transaction, the lenders under our revolving credit facility waived certain change of control provisions contained in our revolving credit facility.
The Partnership is subject to covenants that require it to maintain certain financial ratios, the most important of which are as follows:

•
The ratio of (i) consolidated total funded debt (as defined in the agreement governing our revolving credit facility) as of the last day of each fiscal quarter to (ii) consolidated EBITDA (as defined in the agreement governing our revolving credit facility) for the four consecutive fiscal quarters ending on the last day of such fiscal quarter may not exceed (A) at any time other than during a qualified acquisition period (as defined in the agreement governing our revolving credit facility), 5.0 to 1.0 and (B) during a qualified acquisition period, 5.5 to 1.0 This consolidated leverage ratio is calculated as the total amount outstanding on our credit facility divided by EBITDA Attributable to General and Limited Partner Ownership Interest in CNX Midstream Partners LP.

•
The ratio of (i) consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of each fiscal quarter to (ii) consolidated interest expense (as defined in the agreement governing our revolving credit facility) for such four consecutive fiscal quarters may not be less than 3.0 to 1.0. This consolidated interest coverage ratio is calculated as EBITDA Attributable to General and Limited Partner Ownership Interest in CNX Midstream Partners LP divided by total interest charges.

The Partnership is in compliance with each of the above referenced financial covenants at December 31, 2017. Accordingly, the Partnership had the maximum amount of revolving credit available for borrowing at December 31, 2017, or $100.5 million.

The outstanding balances and LIBOR interest rates in effect (plus applicable margin) on our revolving credit facility as of the following dates are presented below.

	2017		2016
(in thousands, except percentages)	Debt	Interest Rate	Debt	Interest Rate
CNXM Revolving credit facility, due September 30, 2019	$149,500	3.11%	$167,000	2.26%

NOTE 10 — COMMITMENTS AND CONTINGENCIES
CNX Gathering or any of its subsidiaries may become involved in claims and other legal matters arising in the ordinary course of business. Although claims are inherently unpredictable, we are not aware of any matters that may have a material adverse effect on our business, financial position, results of operations or cash flows.

NOTE 11 — LEASES
We have entered into various non-cancelable operating leases primarily related to compression facilities. Future minimum lease payments under operating leases as of December 31, 2017 are as follows (dollars in thousands):

Minimum Lease Payments
2018	$3,096
2019	1,627
2020	1,103
$5,826
Rental expense under operating leases was $7.7 million, $7.7 million and $9.5 million for the years ended December 31, 2017, 2016, and 2015, respectively. These expenses are included within operating expense - third party on our consolidated statement of operations.

NOTE 12 — CNXM LONG-TERM INCENTIVE PLAN
Under the CNX Midstream Partners LP 2014 Long-Term Incentive Plan (the “LTIP”), the general partner of the Partnership may issue long-term equity based awards to directors, officers and employees of the general partner or its affiliates, or to any consultants, affiliates of our general partner or other individuals who perform services on behalf of the Partnership. The Partnership is responsible for the cost of awards granted under the LTIP, which limits the number of units that may be delivered pursuant to vested awards to 5,800,000 common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are canceled, forfeited, withheld to satisfy tax withholding obligations or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.
The following table presents phantom unit activity during the year ended December 31, 2017:

	Number of Units	Weighted Average Grant Date Fair Value
Total awarded and unvested at December 31, 2016	158,117	$10.57
Granted	73,619	23.29
Vested	(80,004)	11.05
Forfeited	(17,579)	17.12
Total awarded and unvested at December 31, 2017	134,153	$16.40
Phantom units are accounted for as equity awards and records compensation expense on a straight line basis over the vesting period of the awards based on their fair value on the grant dates. Awards granted to the Partnership’s independent directors vest over a period of one year, and awards granted to certain officers and employees of the general partner vest 33% per year over a period of three years.
The Company recognized $1.2 million, $0.8 million, and $0.4 million of compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively, which was included in general and administrative expense - related party in the consolidated statements of operations.
At December 31, 2017, unrecognized compensation expense related to all outstanding awards was $1.1 million, which is expected to the recognized over the following two years.

NOTE 13 — SUBSEQUENT EVENTS
On January 22, 2018, the board of directors of our general partner declared a cash distribution to the Partnership’s unitholders for the fourth quarter of 2017 of $0.3133 per common unit. The cash distribution will be paid on February 14, 2018 to unitholders of record as of the close of business on February 5, 2018.

Effective January 3, 2018, Noble Energy sold its 50% membership interest in CNX Gathering and its 50% membership interest in the general partner of the Partnership to CNX.

On February 7, 2018, the Company entered into a Purchase and Sale Agreement (the “Purchase Agreement”), with the Partnership and certain of its affiliates, including CNX Midstream Devco I LP (“DevCo I LP”) and CNX Midstream DevCo III LP (“DevCo III LP”). The Company owns a 95% noncontrolling interest in Devco III LP, which owns the gathering system and related assets commonly referred to as the Shirley-Penns System (the “Shirley-Penns System”), while the Partnership owns the remaining 5% controlling interest in the Additional Systems.  Pursuant to the terms of the Purchase Agreement, DevCo III LP will transfer its interest in the Shirley-Penns System on a pro rata basis to the Company and the Partnership in accordance with each transferee’s respective ownership interest in DevCo III LP, and following such transfer, the Company will sell its aggregate interest in the Shirley-Penns System to DevCo I LP in exchange for cash consideration in the amount of $265 million (the “Acquisition”).

The Partnership expects to fund the Acquisition with cash on hand and by accessing the capital markets, subject to market conditions.  The Acquisition is expected to close in the first quarter of 2018, subject to customary closing conditions (the “Closing”).  Following the Closing, the Partnership will own (through one or more intermediate entities) a 100% controlling interest in the Shirley-Penns System.

In addition, in connection with the closing of the Transaction, the Partnership expects to amend its gathering agreement with CNX Gas to require CNX Gas to make a minimum volume commitment for the Shirley-Penns System for the period from January 1, 2018 through December 31, 2031 and to establish certain gathering fees, deficiency payments and excess delivery credits related thereto.